UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 8, 2009

NEULION, INC.

(Exact Name of Registrant as Specified in Its Charter)

Canada

(State or Other Jurisdiction of Incorporation)

000-53620	98-0469479
(Commission File Number)	(IRS Employer Identification No.)

1600 Old Country Road, Plainview, NY	11803
(Address of Principal Executive Offices)	(Zip Code)

(516) 622-8300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 8.01               Other Events.

On October 8, 2009, the Supreme Court of British Columbia issued an interim order (the “Interim Order”) authorizing Interactive Netcasting Systems Inc. (“INSINC”) to hold a special meeting of INSINC shareholders (the “INSINC Meeting”) at which such shareholders will be asked to approve the acquisition of the issued and outstanding shares of INSINC by NeuLion, Inc. (“NeuLion”) pursuant to a plan of arrangement (the “Arrangement”) under the Acquisition Agreement, dated as of October 5, 2009, among NeuLion, INSINC and Hugh Dobbie, Jr., the President, Chief Executive Officer and majority shareholder, and a director, of INSINC (the “Acquisition Agreement”).

The Interim Order set October 29, 2009 for the INSINC Meeting, set October 5, 2009 as the record date for the INSINC Meeting and requires the approval of not less than two thirds of the number of votes cast by the shareholders voting at the INSINC Meeting in person or by proxy.

As previously disclosed, Mr. Dobbie and Dowco Computer Systems Ltd. (“Dowco Computer”), who in the aggregate hold approximately 73% of INSINC’s outstanding shares, have entered into a Voting Support Agreement, dated as of October 5, 2009, with NeuLion pursuant to which Mr. Dobbie and Dowco Computer agreed to vote in favor of the Acquisition Agreement and the Arrangement.

Disclaimer

THIS IS NOT AN OFFER TO SELL NEULION SECURITIES.  Information contained in this Current Report on Form 8-K is not an offer to sell NeuLion securities or the solicitation of an offer to buy such securities, nor shall there be any sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NEULION, INC.

Date: October 8, 2009	By:	/s/ Roy E. Reichbach
		Name:	Roy E. Reichbach
		Title:	General Counsel and Corporate Secretary